The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Third-Quarter 2020 Results

Cincinnati, October 26, 2020 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•Third-quarter 2020 net income of $484 million, or $2.99 per share, compared with $248 million, or $1.49 per share, in the third quarter of 2019, after recognizing a $375 million third-quarter 2020 increase in the fair value of equity securities still held.
•$116 million or 65% decrease in non-GAAP operating income* to $63 million, or 39 cents per share, compared with $179 million, or $1.08 per share, in the third quarter of last year.
•$236 million increase in third-quarter 2020 net income, primarily due to the after-tax net effect of a $352 million increase in net investment gains partially offset by a $106 million decrease in after-tax property casualty underwriting income, including $152 million from catastrophe losses.
•$60.57 book value per share at September 30, 2020, up $0.02 since year-end.
•3.0% value creation ratio for the first nine months of 2020, compared with 22.8% for the same period of 2019.
Financial Highlights

(Dollars in millions, except per share data)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Revenue Data
Earned premiums	$1,522	$1,446	5	$4,460	$4,163	7
Investment income, net of expenses	167	161	4	498	478	4
Total revenues	2,227	1,700	31	4,842	5,772	(16)
Income Statement Data
Net income	$484	$248	95	$167	$1,371	(88)
Investment gains and losses, after-tax	421	69	510	(104)	880	nm
Non-GAAP operating income*	$63	$179	(65)	$271	$491	(45)
Per Share Data (diluted)
Net income	$2.99	$1.49	101	$1.03	$8.30	(88)
Investment gains and losses, after-tax	2.60	0.41	534	(0.64)	5.32	nm
Non-GAAP operating income*	$0.39	$1.08	(64)	$1.67	$2.98	(44)

Book value				$60.57	$57.37	6
Cash dividend declared	$0.60	$0.56	7	$1.80	$1.68	7
Diluted weighted average shares outstanding	162.0	165.6	(2)	162.5	165.1	(2)

*    The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.
    Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.
                                             CINF 3Q20 Release 1

Insurance Operations Highlights
•103.6% third-quarter 2020 property casualty combined ratio, up from 94.2% for the third quarter of 2019.
•3% growth in third-quarter net written premiums, reflecting price increases and premium growth initiatives.
•$189 million third-quarter 2020 property casualty new business written premiums, down 2%. Agencies appointed since the beginning of 2019 contributed $17 million or 9% of total new business written premiums.
•$18 million third-quarter 2020 life insurance subsidiary net income, up $6 million from the third quarter of 2019, and 4% growth in third-quarter 2020 term life insurance earned premiums.
Investment and Balance Sheet Highlights
•4% or $6 million increase in third-quarter 2020 pretax investment income, including a 10% increase for stock portfolio dividends and a 3% increase for bond interest income.
•Three-month increase of 4% in fair value of total investments at September 30, 2020, including an 8% increase for the stock portfolio and a 2% increase for the bond portfolio.
•$3.478 billion parent company cash and marketable securities at September 30, 2020, up 5% from year-end 2019.

Investments Lead Profit
Steven J. Johnston, chairman, president and CEO, commented: “As previously announced, a Midwestern derecho in August, along with multiple hurricanes and wildfires, brought considerable losses to our policyholders. Confident in our balance sheet and risk management decisions, we were able to focus on what was important: outstanding claims service. I applaud the efforts of our associates who worked quickly – under extraordinary circumstances – to comfort those who had experienced loss and get them moving toward recovery.

“Investment income continued to contribute to a positive operating profit, supported by a 10% growth in dividends from our stock portfolio and an increase of 3% in the interest from our bond portfolio. Steady cash flow from 8 years in a row of underwriting profit helps fuel our investment approach, allowing us to continually grow our entire portfolio.

“Catastrophe events in the third quarter nearly tripled our 10-year average of 6.2 points, contributing 18.3 points to our 103.6% combined ratio. Elevated catastrophe losses alone explain the decrease in non-GAAP operating income, as performance improved in several other areas. During the third quarter, there was no change to our estimate of $71 million for pandemic-related losses or expenses incurred for the first six months of 2020, other than increasing estimated losses for Cincinnati Global Underwriting Ltd.TM by less than $1 million. With three-quarters of the year behind us, we believe our 101.8% combined ratio is within reach of our long-term target of 95% to 100%.

“The focus we’ve applied to pricing segmentation and risk modeling is having the desired effect. Through those initiatives, we’ve continued to enhance our core underwriting book as measured by our nine-month combined ratio before catastrophe losses and before development of reserves for prior accident years. At a satisfactory 88.8%, that ratio improved 3.2 points over the same period a year ago.”

Confident in Growth Plans
Property casualty net written premiums grew 3% in the third-quarter and 6% in the first nine months of 2020 compared with the same periods of 2019, reflecting strong renewal pricing.

“While our agents continue to send us ample opportunities to quote on new business, our growth rate has slowed as we’ve exercised underwriting discipline. Our underwriting models combine with the judgement of our seasoned underwriters to align pricing decisions with risk quality and assure rate adequacy, regardless of any changes in the competitive insurance marketplace. At the same time, we are able to confidently decline new business opportunities we consider to be underpriced.

“I think it’s also important to note that our life insurance subsidiary saw a 7% increase in earned premiums in the first nine-months of 2020 compared to 2019, including a 6% increase for term life insurance, our largest life insurance product line.”

Book Value Rebounds
“Our book value rose $0.02 to $60.57 at September 30 compared with year-end, although equity markets remain volatile and catastrophe losses remained far above normal. We believe we are in a position to further add to that value over the coming quarters, as we drive further progress on operational initiatives that have us headed in the right direction.”
                                             CINF 3Q20 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Earned premiums	$1,450	$1,376	5	$4,242	$3,960	7
Fee revenues	2	3	(33)	7	8	(13)
Total revenues	1,452	1,379	5	4,249	3,968	7

Loss and loss expenses	1,071	864	24	3,008	2,517	20
Underwriting expenses	432	432	0	1,309	1,229	7
Underwriting profit (loss)	$(51)	$83	nm	$(68)	$222	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	73.8%	62.8%	11.0	70.9%	63.6%	7.3
Underwriting expenses	29.8	31.4	(1.6)	30.9	31.0	(0.1)
Combined ratio	103.6%	94.2%	9.4	101.8%	94.6%	7.2

			% Change			% Change
Agency renewal written premiums	$1,153	$1,119	3	$3,595	$3,435	5
Agency new business written premiums	189	192	(2)	614	585	5
Other written premiums	51	40	28	261	188	39
Net written premiums	$1,393	$1,351	3	$4,470	$4,208	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	55.7%	60.3%	(4.6)	57.9%	61.0%	(3.1)
Current accident year catastrophe losses	18.9	6.2	12.7	15.1	7.7	7.4
Prior accident years before catastrophe losses	(0.2)	(2.8)	2.6	(1.7)	(4.5)	2.8
Prior accident years catastrophe losses	(0.6)	(0.9)	0.3	(0.4)	(0.6)	0.2
Loss and loss expense ratio	73.8%	62.8%	11.0	70.9%	63.6%	7.3

Current accident year combined ratio before catastrophe losses	85.5%	91.7%	(6.2)	88.8%	92.0%	(3.2)

•$42 million or 3% growth of third-quarter 2020 property casualty net written premiums, and nine-month growth of 6%, reflecting premium growth initiatives and price increases partially offset by pandemic-related economic effects. Third-quarter growth included a contribution of 1% from Cincinnati Re®.
•$3 million or 2% decrease in third-quarter 2020 new business premiums written by agencies and a nine-month increase of 5%. The third-quarter decrease was partially offset by a $10 million increase in standard market property casualty production from agencies appointed since the beginning of 2019.
•146 new agency appointments in the first nine months of 2020, including 41 that market only our personal lines products.
•9.4 percentage-point increase in the third-quarter 2020 combined ratio and a 7.2 percentage-point increase for the nine-month period. The higher combined ratios included increases of 13.0 points and 7.6 points, respectively, for losses from catastrophes. The nine-month ratio included 1.7 points of pandemic-related losses or expenses.
•0.8 percentage-point third-quarter 2020 benefit from favorable prior accident year reserve development of $11 million, compared with 3.7 points or $52 million for third-quarter 2019.
•2.1 percentage-point nine-month 2020 benefit from favorable prior accident year reserve development, compared with 5.1 points for the first nine months of 2019.
•3.1 percentage-point improvement, to 57.9%, for the nine-month 2020 ratio of current accident year losses and loss expenses before catastrophes, including a decrease of 0.1 point in the ratio for current accident year losses of $1 million or more per claim.
•1.6 percentage-point decrease in the third-quarter 2020 underwriting expense ratio, compared with the same period of 2019, primarily due to lower levels of profit-sharing commissions for agencies and business travel spending for associates.
                                             CINF 3Q20 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Earned premiums	$865	$834	4	$2,598	$2,467	5
Fee revenues	1	1	0	3	3	0
Total revenues	866	835	4	2,601	2,470	5

Loss and loss expenses	620	510	22	1,824	1,541	18
Underwriting expenses	266	269	(1)	809	785	3
Underwriting profit (loss)	$(20)	$56	nm	$(32)	$144	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	71.6%	61.2%	10.4	70.2%	62.5%	7.7
Underwriting expenses	30.8	32.2	(1.4)	31.1	31.8	(0.7)
Combined ratio	102.4%	93.4%	9.0	101.3%	94.3%	7.0

			% Change			% Change
Agency renewal written premiums	$727	$713	2	$2,363	$2,279	4
Agency new business written premiums	114	124	(8)	402	381	6
Other written premiums	(27)	(21)	(29)	(71)	(69)	(3)
Net written premiums	$814	$816	0	$2,694	$2,591	4

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	57.8%	60.5%	(2.7)	59.2%	61.5%	(2.3)
Current accident year catastrophe losses	14.7	4.6	10.1	13.2	7.1	6.1
Prior accident years before catastrophe losses	(1.0)	(3.4)	2.4	(1.9)	(5.4)	3.5
Prior accident years catastrophe losses	0.1	(0.5)	0.6	(0.3)	(0.7)	0.4
Loss and loss expense ratio	71.6%	61.2%	10.4	70.2%	62.5%	7.7

Current accident year combined ratio before catastrophe losses	88.6%	92.7%	(4.1)	90.3%	93.3%	(3.0)

•$2 million decrease in third-quarter 2020 commercial lines net written premiums, reflecting slower economic activity. Four percent increase in nine-month net written premiums, largely due to higher renewal written premiums.
•$14 million or 2% increase in third-quarter renewal written premiums, with commercial lines average renewal pricing increases near the low end of the mid-single-digit percent range.
•$10 million or 8% decrease in third-quarter 2020 new business written by agencies, reflecting the fact that our underwriters declined to quote on an increasing number of new business submissions from agencies.
•9.0 percentage-point increase in the third-quarter 2020 combined ratio and a 7.0 percentage-point increase for the nine-month period, including increases of 10.7 points and 6.5 points, respectively, for losses from catastrophes.
•0.9 percentage-point third-quarter 2020 benefit from favorable prior accident year reserve development of $8 million, compared with 3.9 points or $33 million for third-quarter 2019.
•2.2 percentage-point nine-month 2020 benefit from favorable prior accident year reserve development, compared with 6.1 points for the first nine months of 2019.
                                             CINF 3Q20 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Earned premiums	$367	$354	4	$1,090	$1,046	4
Fee revenues	1	1	0	3	3	0
Total revenues	368	355	4	1,093	1,049	4

Loss and loss expenses	265	244	9	782	734	7
Underwriting expenses	105	108	(3)	335	311	8
Underwriting profit (loss)	$(2)	$3	nm	$(24)	$4	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	71.9%	69.2%	2.7	71.7%	70.2%	1.5
Underwriting expenses	28.8	30.4	(1.6)	30.8	29.7	1.1
Combined ratio	100.7%	99.6%	1.1	102.5%	99.9%	2.6

			% Change			% Change
Agency renewal written premiums	$366	$356	3	$1,047	$1,003	4
Agency new business written premiums	51	40	28	129	122	6
Other written premiums	(10)	(8)	(25)	(27)	(26)	(4)
Net written premiums	$407	$388	5	$1,149	$1,099	5

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	48.5%	63.8%	(15.3)	54.0%	62.2%	(8.2)
Current accident year catastrophe losses	23.3	7.2	16.1	20.2	9.7	10.5
Prior accident years before catastrophe losses	0.9	(1.3)	2.2	(1.8)	(2.0)	0.2
Prior accident years catastrophe losses	(0.8)	(0.5)	(0.3)	(0.7)	0.3	(1.0)
Loss and loss expense ratio	71.9%	69.2%	2.7	71.7%	70.2%	1.5

Current accident year combined ratio before catastrophe losses	77.3%	94.2%	(16.9)	84.8%	91.9%	(7.1)

•$19 million or 5% growth in third-quarter 2020 personal lines net written premiums, including higher renewal written premiums that benefited from rate increases averaging in the mid-single-digit percent range. Third-quarter 2020 net written premiums from our agencies’ high net worth clients grew 28%, to $141 million. Five percent increase in nine-month net written premiums.
•$11 million or 28% increase in third-quarter 2020 new business written by agencies, largely reflecting expanded use of enhanced pricing precision tools.
•1.1 percentage-point increase in the third-quarter 2020 combined ratio and a 2.6 percentage-point increase for the nine-month period, including increases of 15.8 points and 9.5 points, respectively, for losses from catastrophes.
•Less than $1 million third-quarter 2020 unfavorable prior accident year reserve development, compared with favorable development $7 million for the third quarter of 2019.
•2.5 percentage-point nine-month 2020 benefit from favorable prior accident year reserve development, compared with 1.7 points for the first nine months of 2019.

                                             CINF 3Q20 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Earned premiums	$82	$72	14	$238	$202	18
Fee revenues	—	1	(100)	1	2	(50)
Total revenues	82	73	12	239	204	17

Loss and loss expenses	48	39	23	150	101	49
Underwriting expenses	23	22	5	70	63	11
Underwriting profit	$11	$12	(8)	$19	$40	(53)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	58.2%	52.7%	5.5	63.0%	49.8%	13.2
Underwriting expenses	28.5	30.5	(2.0)	29.5	31.1	(1.6)
Combined ratio	86.7%	83.2%	3.5	92.5%	80.9%	11.6

			% Change			% Change
Agency renewal written premiums	$60	$50	20	$185	$153	21
Agency new business written premiums	24	28	(14)	83	82	1
Other written premiums	(4)	(4)	0	(12)	(12)	0
Net written premiums	$80	$74	8	$256	$223	15

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	58.5%	57.6%	0.9	57.8%	54.7%	3.1
Current accident year catastrophe losses	1.0	0.6	0.4	1.7	0.5	1.2
Prior accident years before catastrophe losses	(1.5)	(6.0)	4.5	3.4	(5.5)	8.9
Prior accident years catastrophe losses	0.2	0.5	(0.3)	0.1	0.1	0.0
Loss and loss expense ratio	58.2%	52.7%	5.5	63.0%	49.8%	13.2

Current accident year combined ratio before catastrophe losses	87.0%	88.1%	(1.1)	87.3%	85.8%	1.5

•$6 million or 8% increase in third-quarter 2020 excess and surplus lines net written premiums, including higher renewal written premiums that benefited from rate increases averaging in the mid-single-digit percent range. Fifteen percent increase in nine-month net written premiums.
•$4 million or 14% decrease in third-quarter new business written by agencies, as we continue to carefully underwrite each policy in a highly competitive market.
•3.5 percentage-point increase in the third-quarter 2020 combined ratio and an 11.6 percentage-point increase for the nine-month period, largely due to less favorable prior accident year reserve development.
•1.3 percentage-point third-quarter 2020 benefit from favorable prior accident year reserve development of $1 million, compared with 5.5 points or $3 million for third-quarter 2019.
•$8 million of nine-month 2020 unfavorable prior accident year reserve development, compared with favorable development of $10 million for the first nine months of 2019. The $8 million of unfavorable development included $9 million for accident years prior to 2017, as claims on average are remaining open longer than previously expected.

                                             CINF 3Q20 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Term life insurance	$49	$47	4	$147	$139	6
Universal life insurance	10	11	(9)	34	31	10
Other life insurance, annuity, and disability income products	13	12	8	37	33	12
Earned premiums	72	70	3	218	203	7
Investment income, net of expenses	40	38	5	118	114	4
Investment gains and losses, net	2	(2)	nm	(29)	(4)	nm
Fee revenues	—	1	(100)	1	3	(67)
Total revenues	114	107	7	308	316	(3)
Contract holders’ benefits incurred	72	68	6	224	211	6
Underwriting expenses incurred	20	23	(13)	63	67	(6)
Total benefits and expenses	92	91	1	287	278	3
Net income before income tax	22	16	38	21	38	(45)
Income tax provision	4	4	0	4	8	(50)
Net income of the life insurance subsidiary	$18	$12	50	$17	$30	(43)

•$2 million or 3% increase in third-quarter 2020 earned premiums, including a 4% increase for term life insurance, our largest life insurance product line.
•$13 million decrease in nine-month 2020 life insurance subsidiary net income, primarily due to increased investment losses resulting from impairments of fixed-maturity securities.
•$114 million or 9% nine-month 2020 increase, to $1.352 billion, in GAAP shareholders’ equity for the life insurance subsidiary, primarily from an increase in unrealized investment gains.

                                             CINF 3Q20 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Investment income, net of expenses	$167	$161	4	$498	$478	4
Investment interest credited to contract holders	(26)	(25)	(4)	(77)	(74)	(4)
Investment gains and losses, net	533	86	520	(132)	1,113	nm
Investments profit	$674	$222	204	$289	$1,517	(81)

Investment income:
Interest	$113	$110	3	$339	$332	2
Dividends	55	50	10	161	146	10
Other	2	5	(60)	7	10	(30)
Less investment expenses	3	4	(25)	9	10	(10)
Investment income, pretax	167	161	4	498	478	4
Less income taxes	26	26	0	77	75	3
Total investment income, after-tax	$141	$135	4	$421	$403	4

Investment returns:
Average invested assets plus cash and cash equivalents	$19,875	$19,088		$20,126	$18,364
Average yield pretax	3.36%	3.37%		3.30%	3.47%
Average yield after-tax	2.84	2.83		2.79	2.93
Effective tax rate	15.5	15.7		15.5	15.6
Fixed-maturity returns:
Average amortized cost	$11,206	$10,922		$11,191	$10,828
Average yield pretax	4.03%	4.03%		4.04%	4.09%
Average yield after-tax	3.36	3.36		3.37	3.41
Effective tax rate	16.6	16.5		16.6	16.6

•$6 million or 4% rise in third-quarter 2020 pretax investment income, including a 10% increase in equity portfolio dividends and a 3% increase in interest income.
•$645 million third-quarter 2020 pretax total investment gains, summarized in the table below. Changes in unrealized gains or losses reported in other comprehensive income, in addition to investment gains and losses reported in net income, are useful for evaluating total investment performance over time and are major components of changes in book value and the value creation ratio.

(Dollars in millions)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Investment gains and losses on equity securities sold, net	$55	$—	$75	$27
Unrealized gains and losses on equity securities still held, net	475	89	(130)	1,084
Investment gains and losses on fixed-maturity securities, net	3	(1)	(72)	—
Other	—	(2)	(5)	2
Subtotal - investment gains and losses reported in net income	533	86	(132)	1,113
Change in unrealized investment gains and losses - fixed maturities	112	100	294	542
Total	$645	$186	$162	$1,655

                                             CINF 3Q20 Release 8

Balance Sheet Highlights

(Dollars in millions, except share data)	At September 30,	At December 31,
	2020	2019
Total investments	$20,299	$19,746
Total assets	26,370	25,408
Short-term debt	123	39
Long-term debt	788	788
Shareholders’ equity	9,745	9,864
Book value per share	60.57	60.55
Debt-to-total-capital ratio	8.5%	7.7%

•$21.213 billion in consolidated cash and total investments at September 30, 2020, an increase of 3% from $20.513 billion at year-end 2019.
•$12.157 billion bond portfolio at September 30, 2020, with an average rating of A3/A. Fair value increased $246 million during the third quarter of 2020, including $129 million in net purchases of fixed-maturity securities.
•$7.867 billion equity portfolio was 38.8% of total investments, including $3.969 billion in appreciated value before taxes at September 30, 2020. Third-quarter 2020 increase in fair value of $550 million or 8%.
•$5.372 billion of statutory surplus for the property casualty insurance group at September 30, 2020, down $248 million from $5.620 billion at year-end 2019, after declaring $325 million in dividends to the parent company. For the 12 months ended September 30, 2020, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2019.
•$3.01 third-quarter 2020 increase in book value per share, including additions of $0.39 from net income before investment gains, $3.17 from investment portfolio net investment gains or changes in unrealized gains for fixed-maturity securities and $0.05 for other items, partially offset by a deduction of $0.60 from dividends declared to shareholders.
•Value creation ratio of 3.0% for the first nine months of 2020, including 2.8% from net income before investment gains, which includes underwriting and investment income, and 1.3% from investment portfolio net investment losses and changes in unrealized gains for fixed-maturity securities and negative 1.1% from other items.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.
About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

                                             CINF 3Q20 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2019 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 35 and Item 1A, Risk Factors in our subsequent Quarterly Reports on Form 10-Q.
Factors that could cause or contribute to such differences include, but are not limited to:
•Effects of the COVID-19 pandemic that could affect results for reasons such as:
◦Securities market disruption or volatility and related effects such as decreased economic activity that affect the company’s investment portfolio and book value
◦An unusually high level of claims in our insurance or reinsurance operations that increase litigation-related expenses
◦An unusually high level of insurance losses, including risk of legislation or court decisions extending business interruption insurance in commercial property coverage forms to cover claims for pure economic loss related to the COVID-19 pandemic
◦Decreased premium revenue from disruption to our distribution channel of independent agents, consumer self-isolation, travel limitations, business restrictions and decreased economic activity
◦Inability of our workforce, agencies or vendors to perform necessary business functions
•Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance
•Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates
•Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets
•Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:
◦Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)
◦Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
◦Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities
•Our inability to integrate Cincinnati Global and its subsidiaries into our on-going operations, or disruptions to our on-going operations due to such integration
•Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws
•Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products
•Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness
•Increased competition that could result in a significant reduction in the company’s premium volume
•Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers
•Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
                                             CINF 3Q20 Release 10

•Inability of our subsidiaries to pay dividends consistent with current or past levels
•Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
◦Downgrades of the company’s financial strength ratings
◦Concerns that doing business with the company is too difficult
◦Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
◦Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace
•Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
◦Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates
◦Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
◦Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
◦Add assessments for guaranty funds, other insurance-related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes
◦Increase our provision for federal income taxes due to changes in tax law
◦Increase our other expenses
◦Limit our ability to set fair, adequate and reasonable rates
◦Place us at a disadvantage in the marketplace
◦Restrict our ability to execute our business model, including the way we compensate agents
•Adverse outcomes from litigation or administrative proceedings
•Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
•Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
•Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

                                             CINF 3Q20 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)			September 30,	December 31,
			2020	2019
Assets
Investments			$20,299	$19,746
Cash and cash equivalents			914	767
Premiums receivable			1,925	1,777
Reinsurance recoverable			533	610
Deferred policy acquisition costs			817	774
Other assets			1,882	1,734
Total assets			$26,370	$25,408

Liabilities
Insurance reserves			$9,647	$8,982
Unearned premiums			3,024	2,788
Deferred income tax			1,077	1,079
Long-term debt and lease obligations			844	846
Other liabilities			2,033	1,849
Total liabilities			16,625	15,544

Shareholders’ Equity
Common stock and paid-in capital			1,715	1,703
Retained earnings			9,132	9,257
Accumulated other comprehensive income			686	448
Treasury stock			(1,788)	(1,544)
Total shareholders' equity			9,745	9,864
Total liabilities and shareholders' equity			$26,370	$25,408

(Dollars in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues
Earned premiums	$1,522	$1,446	$4,460	$4,163
Investment income, net of expenses	167	161	498	478
Investment gains and losses, net	533	86	(132)	1,113
Other revenues	5	7	16	18
Total revenues	2,227	1,700	4,842	5,772

Benefits and Expenses
Insurance losses and contract holders' benefits	1,143	932	3,232	2,728
Underwriting, acquisition and insurance expenses	452	455	1,372	1,296
Interest expense	13	14	40	40
Other operating expenses	5	5	15	17
Total benefits and expenses	1,613	1,406	4,659	4,081

Income Before Income Taxes	614	294	183	1,691

Provision for Income Taxes	130	46	16	320

Net Income	$484	$248	$167	$1,371

Per Common Share:
Net income—basic	$3.01	$1.51	$1.03	$8.40
Net income—diluted	2.99	1.49	1.03	8.30

                                             CINF 3Q20 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules for insurance company regulation in the United States of America as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•    Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segments plus our reinsurance assumed operations known as Cincinnati Re and our London-based global specialty underwriter known as Cincinnati Global.
•Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

                                             CINF 3Q20 Release 13

Cincinnati Financial Corporation

Net Income Reconciliation

(Dollars in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income	$484	$248	$167	$1,371
Less:
Investment gains and losses, net	533	86	(132)	1,113
Income tax on investment gains and losses	(112)	(17)	28	(233)
Investment gains and losses, after-tax	421	69	(104)	880
Non-GAAP operating income	$63	$179	$271	$491

Diluted per share data:
Net income	$2.99	$1.49	$1.03	$8.30
Less:
Investment gains and losses, net	3.29	0.52	(0.81)	6.74
Income tax on investment gains and losses	(0.69)	(0.11)	0.17	(1.42)
Investment gains and losses, after-tax	2.60	0.41	(0.64)	5.32
Non-GAAP operating income	$0.39	$1.08	$1.67	$2.98

Life Insurance Reconciliation

(Dollars in millions)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income of the life insurance subsidiary	$18	$12	$17	$30
Investment gains and losses, net	2	(2)	(29)	(4)
Income tax on investment gains and losses	1	(1)	(6)	(1)
Non-GAAP operating income	17	13	40	33

Investment income, net of expenses	(40)	(38)	(118)	(114)
Investment income credited to contract holders	26	25	77	74
Income tax excluding tax on investment gains and losses, net	3	5	10	9
Life insurance segment profit	$6	$5	$9	$2

                                             CINF 3Q20 Release 14

Property Casualty Insurance Reconciliation
(Dollars in millions)	Three months ended September 30, 2020
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Written premiums	$1,393	$814	$407	$80	92
Unearned premiums change	57	51	(40)	2	44
Earned premiums	$1,450	$865	$367	$82	$136

Underwriting profit (loss)	$(51)	$(20)	$(2)	$11	$(40)

(Dollars in millions)	Nine months ended September 30, 2020
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Written premiums	$4,470	$2,694	$1,149	$256	$371
Unearned premiums change	(228)	(96)	(59)	(18)	(55)
Earned premiums	$4,242	$2,598	$1,090	$238	$316

Underwriting profit (loss)	$(68)	$(32)	$(24)	$19	$(31)

(Dollars in millions)	Three months ended September 30, 2019
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Written premiums	$1,351	$816	$388	$74	$73
Unearned premiums change	25	18	(34)	(2)	43
Earned premiums	$1,376	834	$354	72	$116

Underwriting profit	$83	$56	$3	$12	$12

(Dollars in millions)	Nine months ended September 30, 2019
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Written premiums	$4,208	$2,591	$1,099	$223	$295
Unearned premiums change	(248)	(124)	(53)	(21)	(50)
Earned premiums	$3,960	$2,467	$1,046	$202	$245

Underwriting profit	$222	$144	$4	$40	$34

  Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.
*Included in Other are the results of Cincinnati Re and Cincinnati Global, acquired on February 28, 2019.

                                             CINF 3Q20 Release 15

Cincinnati Financial Corporation
Other Measures
•Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.
•    Written premium: Under statutory accounting rules in the U.S., property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. The difference between written and earned premium is unearned premium.

Value Creation Ratio Calculations

(Dollars are per share)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Value creation ratio:
End of period book value*	$60.57	$57.37	$60.57	$57.37
Less beginning of period book value	57.56	55.92	60.55	48.10
Change in book value	3.01	1.45	0.02	9.27
Dividend declared to shareholders	0.60	0.56	1.80	1.68
Total value creation	$3.61	$2.01	$1.82	$10.95

Value creation ratio from change in book value**	5.2%	2.6%	0.0%	19.3%
Value creation ratio from dividends declared to shareholders***	1.1	1.0	3.0	3.5
Value creation ratio	6.3%	3.6%	3.0%	22.8%

* Book value per share is calculated by dividing end of period total shareholders' equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

                                             CINF 3Q20 Release 16